Exhibit 10.10

BLUEROCK ACQUISITION CORP. II

919 Third Avenue

New York, New York 10022

[●], 2026

JBA Asset Management LLC

39 West 37th Street, 15th Floor

New York, New York 10018

Re: Administrative Services Agreement

Ladies and Gentlemen:

This administrative services agreement (this “Agreement”) by and between Bluerock Acquisition Corp. II (the “Company”) and JBA Asset Management LLC (“JBAAM”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the (i) consummation by the Company of an initial business combination (“Business Combination”), (ii) 12 months after the Listing Date or (iii) the Company’s liquidation (in each case, as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) JBAAM shall make available, or cause to be made available, to the Company certain administrative support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay JBAAM the sum of up to $7,500 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) JBAAM hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever;

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York for agreements made and to be wholly performed within such state, without regards to the conflicts of laws principles thereof.

[Signature Page Follows]

Very truly yours,

BLUEROCK ACQUISITION CORP. II

By:
	Name:	Christopher Vohs
	Title:	Chief Financial Officer

AGREED AND ACCEPTED BY:

JBA Asset Management LLC

Name:	Andrew Weksler
Title:	Managing Partner

[Signature Page to Administrative Services Agreement]